UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2014

The New York Times Company

(Exact name of registrant as specified in its charter)

New York	1-5837	13-1102020
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Eighth Avenue, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 556-1234

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.        Other Events.

The New York Times Company (the “Company”) has amended The New York Times Company Supplemental Executive Retirement Plan (“SERP”), and, in addition, certain other unfunded supplemental retirement plans (collectively with the SERP, the “NYT SERPs”), to permit a one-time lump-sum payment offer to certain NYT SERP participants.

The Company intends to offer approximately 200 NYT SERP participants, or their beneficiaries, the option of receiving a one-time lump-sum payment equal to the present value of the participant’s pension benefit under the applicable NYT SERP. This will be a voluntary offer, and participants who choose not to participate will see no change in their benefits under the NYT SERPs. Lump-sum payments would be paid out of Company cash.

The actual amount of the payments to be made by the Company will depend upon the number of participants electing the lump-sum payment option, which the Company cannot predict, and certain other factors. While it is too early to estimate the participation rate, assuming an acceptance rate of 50 percent of the pension obligations associated with the offer, the Company would make settlement distributions of approximately $40 million and would record a non-cash settlement charge of approximately $13.5 million in the second quarter of 2014. This offer is another step the Company is taking to reduce the size of its legacy pension obligations.

Except for the historical information contained herein, the matters discussed in this Form 8-K are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include risks detailed from time to time in the Company’s publicly filed documents, including its annual report on Form 10-K for the year ended December 30, 2012. The Company undertakes no obligations to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NEW YORK TIMES COMPANY
Date: February 21, 2014	By:	/s/ Kenneth A. Richieri
Kenneth A. Richieri
Executive Vice President and General Counsel